Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Procera Networks, Inc.

at

$11.50 Net Per Share

by

KDR Acquisition, Inc.

a wholly-owned subsidiary of

KDR Holding, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M. MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON THURSDAY, JUNE 4, 2015, UNLESS THE OFFER IS EXTENDED.

May 6, 2015

To Our Clients:

Enclosed for your consideration are the Offer to Purchase for Cash, dated May 6, 2015 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase and any other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) in connection with the offer by KDR Acquisition, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of KDR Holding, Inc., a Delaware corporation (“Parent”), which is controlled by Francisco Partners IV, L.P. and Francisco Partners IV-A, L.P., each a Cayman Islands exempted limited partnership, to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Procera Networks, Inc., a Delaware corporation (“Procera”), at a price of $11.50 per Share, net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Also enclosed is Procera’s Solicitation/Recommendation statement on Schedule 14D-9 dated May 6, 2015.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The tender price is $11.50 per Share, net to you in cash, without interest thereon and subject to any applicable withholding taxes.

2. The Offer is being made for any and all issued and outstanding Shares.

3. The Offer and withdrawal rights expire at 12:00 a.m. midnight, New York City time, at the end of the day on Thursday, June 4, 2015, unless extended (such date and time, as it may be extended in accordance with the terms of the Merger Agreement (as defined herein), the “Expiration Time”).

4. The Offer is not subject to any financing condition. The Offer is conditioned upon, among other conditions, (i) the number of Shares validly tendered and not validly withdrawn in accordance with the terms of the Offer prior to the Expiration Time, together with any Shares then owned by Purchaser, Parent or other subsidiaries of Parent, being equal to at least one Share more than fifty percent (50%) of the sum of (A) all then outstanding Shares and (B) all Shares that Procera would be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding options, warrants or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares, regardless of the conversion or exercise price or other terms and conditions thereof, (ii) any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under each applicable foreign antitrust or competition law having expired or been terminated and (iii) no order, writ, conciliation or remediation agreement, award, injunction, judgment, decision, decree, ruling or assessment (whether temporary, preliminary or permanent) or federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement shall have been enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer by any governmental body having the effect of enjoining or otherwise prohibiting the making or consummation of the Offer or the Merger.

5. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 21, 2015 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and Procera. The Merger Agreement provides, among other things, that as promptly as practicable following the acceptance for purchase of Shares pursuant to and subject to the conditions to the Offer, and subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, Purchaser will be merged with and into Procera (the “Merger”), with Procera continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent.

6. After careful consideration, Procera’s board of directors, among other things, has unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of Procera and its stockholders; (ii) authorized and approved the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger; (iii) authorized that the Merger be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware; and (iv) resolved to recommend that Procera’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

7. Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Instruction 8 of the Letter of Transmittal for more information.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your Instruction Form to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Time.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Procera Networks, Inc.

at

$11.50 Net Per Share

by

KDR Acquisition, Inc.

a wholly-owned subsidiary of

KDR Holding, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase for Cash, dated May 6, 2015 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by KDR Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of KDR Holding, Inc., a Delaware corporation (“Parent”), to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Procera Networks, Inc., a Delaware corporation, at a purchase price of $11.50 per Share, net to the seller in cash, without interest thereon and subject to deduction for any withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below held by you, or if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned hereby understand(s) and acknowledge(s) that all questions as to validity, form and eligibility (including time of receipt) and acceptance for purchase of any tender of Shares made on the undersigned’s behalf will be determined by Purchaser in its sole discretion.

Account Number:	SIGN HERE Dated , 2015
Number of Shares Being Tendered Pursuant to the Offer:	Signature(s)

Shares*	Name(s)
* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.	Address(es)

(Including Zip Code)

Area Code and Telephone No.

Taxpayer Identification or Social Security No.

The method of delivery of this document is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time.

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